Exhibit 99.1
INSULET REPORTS SECOND QUARTER 2010 RESULTS
Revenue Increases 57% Year over Year
More than 20,000 Customers Now Using the OmniPod System
BEDFORD, MA, July 29, 2010 — Insulet Corporation (NASDAQ: PODD), the leader in tubing-free insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three and six months ended June 30, 2010.
Second quarter 2010 revenue increased 57% to $22.9 million, compared to $14.6 million in the second quarter of 2009. On a sequential basis, revenue increased 10% from $20.8 million in the first quarter of 2010. Gross profit for the second quarter of 2010 improved by 212% to $9.9 million, or a 43% gross margin, as compared to a gross profit of $3.2 million, or a 22% gross margin, for the second quarter of 2009.
Operating loss for the second quarter of 2010 was $9.9 million, a 40% improvement compared to an operating loss of $16.4 million in the second quarter of 2009. Total operating expenses were $19.8 million in the second quarter of 2010, compared to $19.6 million in the second quarter of 2009. Net loss for the second quarter of 2010 was $13.7 million, or $0.36 per share, compared to a net loss of $20.2 million, or $0.73 per share, for the second quarter of 2009.
“Insulet is celebrating its 10 year anniversary this month and we are extremely proud of our achievements over the last decade,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “The OmniPod System is now being used by more than 20,000 people in the U.S and is launching around the rest of the world. More and more people are drawn to the OmniPod’s unique features — no tubing, automatic insertion, and its watertight design in order to reduce their glycemic variability and better control their diabetes.”
For the six months ended June 30, 2010, revenue increased 62% to $43.7 million from $27.1 million for the first six months of 2009. Gross profit for the first six months of 2010 was $18.3 million, or a 42% gross margin, as compared to a gross profit of $5.2 million, or a 19% gross margin, in the first six months of 2009. Operating loss for the first six months ended June 30, 2010 was $20.6 million as compared to an operating loss of $33.9 million in the first six months ended June 30, 2009. Net loss for the first six months of 2010 was $28.2 million, or $0.74 per share, compared to $39.9 million, or $1.43 per share, for the first six months of 2009.

As of June 30, 2010, the Company had cash and cash equivalents of $118.1 million compared to $128.0 million at December 31, 2009. The cash at June 30, 2010, includes approximately $6.7 million received from Deerfield in connection with the exercise of warrants issued under the Facility Agreement in March 2009.
Recent Highlights
•	The Company’s international distribution partner, Ypsomed AG launched the OmniPod System in both Germany and the UK after successfully obtaining reimbursement in both countries.

•	In June, Insulet entered into an amendment to its Facility Agreement with Deerfield Partners. The amendment reduced the prepayment penalties the Company could be required to pay upon early termination and revised certain other terms. Additionally, in June, Deerfield exercised 2,125,000 of its 3,750,000 warrants issued under the original Facility Agreement from March 2009. The warrant exercise provided Insulet with approximately $6.7 million in incremental cash.
Guidance
The Company reiterates its estimate for full year 2010 revenues to be in the range of $90 to $100 million and its estimate of operating loss to be in the range of $30 to $40 million. For the third quarter of 2010, the Company is estimating revenue of $25 to $26 million.
Conference Call
Insulet will host a conference call on Thursday July 29, 2010 at 5:00PM Eastern time to discuss the Company’s second quarter 2010 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 866-783-2141 for domestic callers and 857-350-1600 for international callers. The passcode is 30884849. A replay of the conference call will be available two hours after the start of the call through August 5, 2010 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 87145868. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.
Forward-Looking Statement
The second quarter 2010 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2010. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, planned expansion in the U.S. and abroad, particularly with respect to its agreement with Ypsomed, product demand, the impact of the OmniPod System on the insulin pump market, and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 9, 2010 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands, except share and per share data)

Revenue	$22,937	$14,617	$43,744	$27,086
Cost of revenue	13,051	11,448	25,473	21,922

Gross profit	9,886	3,169	18,271	5,164
Operating expenses:
Research and development	4,583	3,272	8,430	6,476
General and administrative	6,190	5,838	13,149	13,329
Sales and marketing	9,013	10,504	17,322	19,276

Total operating expenses	19,786	19,614	38,901	39,081

Operating loss	(9,900)	(16,445)	(20,630)	(33,917)

Interest income	36	81	60	182
Interest expense	(3,847)	(3,875)	(7,631)	(6,149)

Net interest expense	(3,811)	(3,794)	(7,571)	(5,967)

Net loss	$(13,711)	$(20,239)	$(28,201)	$(39,884)

Net loss per share basic and diluted	$(0.36)	$(0.73)	$(0.74)	$(1.43)

Weighted-average number of shares used in calculating net loss per share	38,285,628	27,869,159	38,088,041	27,836,869

CONSOLIDATED BALANCE SHEETS (unaudited):

		As of
	As of	December 31,
	June 30,	2009
	2010	(Restated)
	(In thousands, except share and per share data)

ASSETS
Current Assets
Cash and cash equivalents	$118,071	$127,996
Accounts receivable, net	15,801	14,962
Inventories	10,231	10,086
Prepaid expenses and other current assets	1,499	1,260

Total current assets	145,602	154,304
Property and equipment, net	13,751	15,482
Other assets	2,637	3,072

Total assets	$161,990	$172,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$9,128	$5,870
Accrued expenses	9,814	9,973
Deferred revenue	4,818	3,970

Total current liabilities	23,760	19,813
Long-term debt, net of current portion	92,292	89,136
Other long-term liabilities	1,957	1,999

Total liabilities	118,009	110,948
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at June 30, 2010 and December 31, 2009. Issued and outstanding: zero shares at June 30, 2010 and December 31, 2009, respectively	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at June 30, 2010 and December 31, 2009. Issued and outstanding: 40,121,272 and 37,755,254 shares at June 30, 2010 and December 31, 2009, respectively	41	39
Additional paid-in capital	394,835	384,565
Accumulated deficit	(350,895)	(322,694)

Total stockholders’ equity	43,981	61,910

Total liabilities and stockholders’ equity	$161,990	$172,858

The condensed consolidated balance sheet as of December 31, 2009 has been revised to treat the amendment of the Company’s Facility Agreement in September 2009 (the terms of which were disclosed at that time) as a modification rather than an extinguishment of the debt under that Agreement. A debt modification recognizes debt discount relating to the original borrowings over the term of the new borrowing as a non-cash adjustment to interest expense rather than as a loss on debt extinguishment at the time the original borrowing is amended. The impact of the revision resulted in other assets increasing from $1.9 million to $3.1 million, and long-term debt decreasing from $97.0 million to $89.1 million with a corresponding increase in additional paid-in-capital from $382.7 million to $384.6 million and a reduction in accumulated deficit from $329.9 million to $322.7 million. The decrease in accumulated deficit reflects the reduction in the 2009 net loss from $79.5 million to $72.3 million due to the elimination of the loss on debt extinguishment. The Company plans to amend the relevant financial statements prior to its filing of its Form 10-Q for the period ended June 30, 2010.